Exhibit 99.(n)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Ares Capital Corporation

We consent to the use of our reports, dated February 12, 2020, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Ares Capital Corporation and our report, dated February 12, 2020, on the senior securities table of Ares Capital Corporation, in each case, incorporated by reference in the registration statement.  We also consent to the references to our firm under the headings, “Financial Highlights,” “Selected Condensed Consolidated Financial Data of Ares Capital,” “Senior Securities,” and “Independent Registered Public Accounting Firm” in the registration statement.

/s/ KPMG LLP

Los Angeles, California

September 16, 2020